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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 26, 2001

TULLY'S COFFEE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code:
 (206) 233-2070

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

Agreements with Tully's Coffee Japan

        On April 26, 2001, the Company entered into a license agreement and a supply agreement with Tully's Coffee Japan ("TCJ"), a Japanese company. Under the terms of the license agreement, the Company granted TCJ the exclusive license to:

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  operate, directly and through franchisees, specialty stores ("Tully's Stores") offering coffee drinks and other beverages and a light food menu for on and off premises consumption, and whole coffee beans, ground coffee, teas, and related goods for retail sale in Japan; and

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  use our designs, formats, signs, equipment, layout, systems, procedures, copyrights, and know how and certain of our business names and trademarks (the "Tully's Rights") in connection with operating Tully's Stores in Japan.

        On October 1, 2001, the Company amended the license agreement to grant TCJ the exclusive right to use the Tully's Rights to make wholesale sales of roasted coffee beans and ground coffee in Japan.

        The license agreement, as amended, requires TCJ franchisees to pay a monthly royalty fee based on net revenues during the term of the license agreement. "Net revenues" is defined in the license agreement, as amended, to be the actual gross charges for all products and services of any kind or nature sold in connection with the Tully's Rights, for cash or credit, through any business conducted by any franchisee, excluding sales and similar taxes. The license agreement, as amended, has a five-year term and TCJ has the right to renew the license agreement for successive five-year terms.

        Under the terms of the supply agreement, which continues in effect during the term of the license agreement, TCJ agreed to purchase exclusively from us all of TCJ's requirements or needs for roasted coffee beans, ground coffee and related paper, plastic and other products for use in Tully's Stores in Japan at specified prices that are subject to change from time to time upon mutual agreement. On October 1, 2001, the Company amended the supply agreement to permit TCJ to purchase roasted coffee beans and ground coffee from alternative suppliers and to roast coffee beans and ground coffee for TCJ's own use, in each case provided that the roasted coffee meets our roasting standards. TCJ paid us $4.2 million and issued 300 shares of its common stock to us in consideration for amending the supply agreement. In addition, TCJ is obligated to pay us a monthly fee based on the amount of roasted coffee beans or ground coffee that it purchases from a source other than us.

        As of January 31, 2002, the Company owned 565 shares of TCJ common stock, representing less than 2.4% of its outstanding voting stock.

Item 9.    Regulation FD Disclosure.

Annual Meeting of the Shareholders

        At our annual shareholders' meeting held on December 19, 2001, we made a business update presentation, which included a review of our historical financial information for the fiscal year ending April 1, 2001 ("Fiscal 2001"), a discussion of our expected results for the remainder of the fiscal year ending March 31, 2002 ("Fiscal 2002"), and a preliminary forecast of our results for the fiscal year ending March 30, 2003 ("Fiscal 2003"), assuming minimal new retail store openings. We also discussed certain operating trends and related cost reductions at the annual meeting. In particular:

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  We forecast our revenue for the fiscal year ending March 31, 2002, to be approximately $52,500,000, comprised of:

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  retail sales of approximately $42,300,000, a projected increase of 18% from Fiscal 2001;

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  wholesale sales of $6,200,000, a projected increase of 30% from Fiscal 2001; and

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  international revenue over $4,000,000, a projected increase of 155% from Fiscal 2001.

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  We expect general and administrative expenses in Fiscal 2002 to be approximately $1,000,000 less than in Fiscal 2001.

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  Reductions in corporate staff and related expenses made in Fiscal 2002 are anticipated to generate over $1,000,000 in cost savings in Fiscal 2003.

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  Our revenue for Fiscal 2003 is projected to exceed $60,000,000.

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  The Company anticipates achieving positive cash flow in the first quarter of Fiscal 2003, resulting from corporate overhead expense reductions, improvement in retail operations, lower cost of sales from better purchasing, and increased international revenue and wholesale sales.

        The forecasts and projections set forth above constitute "forward-looking statements" within the meaning of the Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available operating, financial and competitive information, and are subject to risks and uncertainties. Actual future results may differ materially from our current projections and forecast due to a variety of factors, including, but not limited to, coffee and other raw material prices and availability, successful execution of our business strategies, the impact of competition, general economic conditions and the September 11, 2001 tragedy's effect and its aftermath, the popularity of specialty coffee due to consumer trends, as well as other factors described more fully in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Our Future Results" contained in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

Item 7.    Financial Statements and Exhibits.

10.1	Tully's Coffee License Agreement, dated April 26, 2001, between Tully's Coffee Corporation and Tully's Coffee Japan, Ltd.*
10.2	First Amendment to Tully's Coffee License Agreement, dated October 1, 2001, between Tully's Coffee Corporation and Tully's Coffee Japan, Ltd.*
10.3	Supply Agreement, dated April 26, 2001, between Tully's Coffee Corporation and Tully's Coffee Japan, Ltd.*
10.4	First Amendment to Supply Agreement, dated October 1, 2001, between Tully's Coffee Corporation and Tully's Coffee Japan, Ltd.*

*  Confidential treatment for specified portions of exhibit has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TULLY'S COFFEE CORPORATION

Dated: February 12, 2002	By:	/s/ KIMBERLY J. BEACH Print Name: Kimberly J. Beach Title: Chief Financial Officer

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Item 5. Other Events.
Item 9. Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES